Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into on October 31, 2016, by and between myself, Robert E. Dries, and Healthways, Inc., its subsidiaries, and related entities (the "Company"), also sometimes collectively referred to as the "Parties."

WHEREAS, the Parties mutually agree to terminate my employment with the Company pursuant to Section VI.A. of the Employment Agreement, dated August 8, 2016, between the Parties ("Employment Agreement"); and

WHEREAS, I desire to settle and compromise all claims that I may have, or could raise, against the Company;

NOW, THEREFORE, in consideration of and reliance upon the mutual promises, covenants and payments contained herein, the Parties agree as follows:

1. General Release. In consideration for the payments and additional benefits to be paid by the Company as set forth in Section 5, I release the Company and its owners, directors, officers, employees, and agents (collectively, the "Released Parties") from all claims or causes of action of whatever nature that I now may have and that I either know about or hereafter may learn about, arising from or during my employment or resulting from the termination of my employment and existing as of the date of this Agreement.  I acknowledge and agree that I would not be entitled to the sums and benefits provided herein if not for this Agreement.

I acknowledge that this General Release includes, but is not limited to, all claims arising under federal, state, or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company's right to terminate its employees, including any breach of contract, whistleblower, tort or retaliation claims. This General Release also specifically encompasses all claims of employment discrimination based on race, color, religion, creed, sex, genetic information, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981; all claims under the Employee Retirement Income Security Act (ERISA); all claims of employment discrimination under the Americans With Disabilities Act (ADA), as amended by the ADA Amendments Act of 2008 (ADAAA); all claims under the Genetic Information Nondiscrimination Act (GINA); all claims under the Fair Credit Reporting Act; all claims under the Family and Medical Leave Act (FMLA); all claims under the Tennessee Human Rights Act, T.C.A. §4-21-101, et seq. and the Tennessee Disability Act, T.C.A. §8-50-103, et seq.; and all claims under any other applicable local, state or federal laws concerning my employment, the termination of my employment and/or payment of compensation, including claims to attorneys' fees or other indemnities. I understand and agree that I am not releasing any claim that relates to: (i) my rights under this Agreement, including my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims which may arise or accrue after I sign this Agreement; and (iv) any claims which, under applicable law, cannot be released. I understand that I am releasing claims that I may not know about as of the date I sign this Agreement. That is my knowing and voluntary intent.

2. I agree that I will not serve as a representative of a class or collective action lawsuit filed against the Released Parties.  I further acknowledge that I have been paid all wages to which I am entitled from the Company for the work I have performed. I further acknowledge that I am not entitled to no other compensation, payments or benefits from the Company except as set forth in this Agreement. I understand that the General Release does not prohibit me from (a) filing a charge of discrimination with the Equal Employment Opportunity Commission (EEOC) but I hereby waive my right to recover damages from the Released Parties, including monetary remuneration or (b) reporting securities violations to the Securities and Exchange Commission (the "SEC") or recovering monetary remuneration in connection with reporting any such violations.  I acknowledge that I have no pending claims against the Released Parties and that I am not currently a debtor in bankruptcy or otherwise restricted in my ability to release a claim against the Released Parties.

3. I intend this Agreement to be binding upon myself, my estate, heirs and assignees. I understand and agree that if I breach this Agreement or if I file any lawsuit against the Released Parties challenging the validity of this Agreement or seeking any equitable relief or compensation in addition to that paid to me, the Released Parties may also bring a lawsuit or raise a claim against me asking a court to offset any award of damages to me by the amount I receive in this Agreement.

4. I understand that my employment with the Company will end as of October 31, 2016 ("Separation Date").  The earliest I may execute this Agreement to memorialize the acceptance of its terms is 5:00 p.m. on the Separation Date. Any other benefit entitlements will be made according to the terms of the applicable plan/policy.

5. Provided I execute this Agreement, the Company hereby agrees and covenants to provide me with the following severance benefits, to which I would not otherwise be entitled. I acknowledge that the Company shall withhold from the severance benefits any amounts required to be withheld in federal, state or local taxes and I shall be responsible for all taxes on amounts received under this Agreement.

(a) My regular base salary, less all appropriate taxes and withholding, for a period of twelve (12) weeks following the Separation Date (the "Severance Period"). This amount shall be referred to as the Severance Payment and shall be paid in accordance with the Company's regular payroll procedures and schedule.

(b) My group health coverage will terminate as of the Separation Date, at which point I will have the option to continue group coverage through the Consolidated Omnibus Budget Reconciliation Act ("COBRA") upon timely payment of the required premiums.  I understand and agree that provided I timely elect and I am otherwise eligible for COBRA coverage, the Company will subsidize my COBRA monthly premiums for the coverage which I elect during the Severance Period such that my portion of the premium will approximate my regular employee contribution premium.  The costs of the Company's portion of any premiums during the Severance Period shall be included in my gross income to the extent the provision of such benefits is deemed to be discriminatory under section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code"). If I obtain new employment during the Severance Period or otherwise become ineligible for COBRA coverage, then the Company's obligation to pay the COBRA premiums will cease.  If I continue my COBRA coverage beyond the Severance Period, then I understand that I will be responsible for the full COBRA premium payments.

6. My life insurance, Flexible Spending Account (dependent care), short-term disability, and long-term disability coverage and/or contributions (if applicable) will end on my Separation Date.  My 401(k) contributions will be withheld on regular pay earned through my Separation Date.

7. I understand and agree that I am responsible for all amounts due and payable on my Company credit card, and am obligated to pay any balances existing on and/or after my separation from employment, for which I have already received reimbursement from the Company. I agree that said amounts owed may be deducted from the Severance Payment.

8. During the Severance Period, the provisions of Section IX.B. of the Employment Agreement will continue to apply to me as if reproduced in this Agreement in its entirety, excluding the applicable time periods, which will be read as twelve (12) weeks. Section IX.B. of the Employment Agreement, as modified by this Section 8, is incorporated in this Agreement.  For the avoidance of doubt, Section IX.D does not apply to this Agreement.

9. It is understood and agreed that this Agreement is the compromise of any existing, potential, or disputed claims and the consideration paid to me is not to be construed as an admission of liability or any wrongdoing by the Released Parties, or anyone acting through or on behalf of the Released Parties. I agree not to make or publish any disparaging, defamatory, derogatory or other negative statements or comments, oral or written, about the Company or its employees, products, services, operations, business, financial condition, plans or prospects to any person or entity.  Likewise, the Company, its directors, and officers agree not to make or publish any disparaging, defamatory, derogatory or other negative statement or comments, oral or written, about me.

10. I understand that I am prohibited from disclosing any Company confidential information including but not limited to business or strategic plans, financial data, marketing programs, customer information, contracts, products and trade secrets ("Information") to any person or entity at any time without the prior written consent of the Company.  Notwithstanding the foregoing, I understand that nothing in this Agreement limits my ability to communicate with the SEC or otherwise participate in any investigation or proceeding conducted by the SEC, including providing documents or other information to the SEC.   I agree to return to the Company all Company-owned equipment including but not limited to computers, computer hardware, electronic equipment, computer information, code, data, content, software, software applications, passwords and copies of any such items or Information that I have received, developed or had access to during my employment with the Company within 24 hours of my last day worked.  I represent that I have not retained any such items or Information and I have not transferred any items or Information to any other person or entity.

11. This Agreement contains the entire agreement between the Company and myself as to the termination of my employment and save as expressly incorporated herein, no provisions of the Employment Agreement shall be in force or effect against the Parties. No change, modification, amendment or termination of any provisions of this Agreement shall be effective unless set forth in a written instrument signed by both the Company and myself.  A copy of this Agreement will be deemed as effective as the original.

12. This Agreement will be governed by the laws of the state of Tennessee without regard to conflicts of laws principles. Any lawsuit arising under or relating to this Agreement shall be brought in the United States District Court, Middle District of Tennessee, Nashville Division.

13. The provisions of this Agreement are severable. If a court of competent jurisdiction should rule that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the court may modify the provision to the least extent necessary to render it enforceable and such ruling shall not affect the validity and enforceability of any other provision in this Agreement

14. I have been advised to consult with an attorney before executing this Agreement.  I have thoroughly reviewed and understand the effect of this Agreement and its General Release before I have signed this.  I understand that I may have up to seven (7) calendar days from the Separation Date to consider its terms and provisions prior to signing.  I will send the signed agreement to Mary Flipse at Healthways, Inc., 701 Cool Springs Boulevard, Franklin, TN 37067.  I acknowledge that I voluntarily sign this Agreement.  Finally, I acknowledge that, in considering whether to sign this Agreement, I have not relied upon any representation or statement by anyone, either written or oral, not set forth in this document and that I have not been threatened or coerced into signing this Agreement by any official or employee of the Company and that I have read, understand and fully and voluntarily accept the terms of this Agreement.

/s/ Robert E. Dries                           October 31, 2016
Robert E. Dries    Date

HEALTHWAYS, INC.

By:  /s/ Mary S. Flipse                         October 31, 2016
Mary S. Flipse                                                                                       Date